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                                                                    Exhibit 99

                  Chromatics Color Sciences International, Inc.

                                  Press Release

                          Contact: Darby S. Macfarlane
                                   Chromatics Color Sciences International, Inc. 212-717-6544

                                   Richard Wool
                                   Hill and Knowlton, Inc.
                                   212-885-0523

         Chromatics Color Sciences to Appoint New International Accounting Firm

         New York, April 24, 1998 - In another move that indicates its accelerated pace of corporate development, Chromatics Color Sciences International, Inc. (NASDAQ:CCSI) announced today that its new Audit Committee is currently finalizing the selection of a new International accounting firm and expects to announce the engagement of the new auditors shortly. Chromatics' decision to retain new International auditors was based on the mutual determination by the Company and Wiss & Company LLP, Chromatics' principal accountants since 1992, that Wiss will not stand for re-election at the Company's 1998 annual meeting. Darby Macfarlane the CEO of the Company said "the Company wishes to thank Wiss & Co. for its many years of service to the Company."

         Wiss will assist in the preparation of the March 31, 1998 Form 10-Q for the Company. Wiss has advised the Company in writing that there are no "disagreements with management" on accounting principles or practices, financial statement disclosure, or "reportable events" and that Wiss will cooperate with the Company's new auditors in affecting a prompt and orderly transition.

         Chromatics Color Sciences International is engaged in the business of color science and has developed technologies and intellectual properties which the Company believes have medical applications involving the detection and monitoring of certain chromogenic diseases or disorders such as bilirubin infant jaundice. In this regard, the Company has received FDA clearance for commercial marketing of the Company's medical device for detection and monitoring of bilirubin infant jaundice.

         Other medical applications will most likely require additional clinical trials and FDA clearance. The Company defines chromogenic disease or disorders as those diagnosed or monitored by the coloration of the human skin, tissue or fluid being affected. These technologies and intellectual properties also have other applications, including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty aid and fashion industries.


         Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business which may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its long range business plan for various applications for its technologies, the impact of competition, the obtaining of further regulatory clearances applicable to proposed new applications of the Company's technology, management of growth and other risks and uncertainties that maybe detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including those set forth in its annual report on Form 10-K for the year ended December 31, 1997.